Exhibit 16

January 13, 1998




Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by SofTech, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 304 of Regulation S-K as part of the Company's Form 10Q for the quarter ended November 30, 1997. We agree with the statements concerning our Firm in such Form 10Q.


Very truly yours,


/s/ Coopers & Lybrand, L.L.P.
Coopers & Lybrand, L.L.P.